EXHIBIT 99.3

AMENDMENT NO. THREE

RESOURCE BANK STOCK AND 401(k) SAVINGS PLAN

THIS AMENDMENT NO. THREE is made this              day of March, 2004, by RESOURCE BANK, a Virginia banking corporation (the “Corporation”).

WHEREAS, effective January 1, 2001, the Corporation adopted the amended and restated Resource Bank Stock and 401(k) Savings Plan (the “Plan”) for the benefit of eligible employees, and the Plan was subsequently amended by Amendment No. One effective January 1, 2001, Amendment No. Two effective January 1, 2003, and the Required Minimum Distributions Amendment effective January 1, 2002; and

WHEREAS, under Section 9.2 of the Plan, the Corporation reserved the right to amend the Plan and now desires to do so.

NOW, THEREFORE, the Corporation hereby amends the Plan, effective April 1, 2004, as follows:

1.	Paragraph 1.27 shall be modified to read as follows:

1.27 “Matching Contributions” means the amount contributed by the Employer for a Plan Year, if any, to match a percentage of the Payroll Savings Contributions by each Participant during such Plan Year, as declared by the Board in its sole discretion.

2.	Subparagraph 4.2(b) shall be deleted in its entirety and the following Subparagraph 4.2(b) shall be substituted in lieu thereof:

(b) A Participant may modify the amount of his Payroll Savings Contribution on his Savings Agreement, but not retroactively, effective as of any business day by, if permitted, telephonic or electronic instruction to the Plan’s automated or internet-based response systems, or by filing a form prescribed for such purpose with the Administrator. Notwithstanding the immediately preceding sentence, the Plan Administrator may set reasonable limitations on the frequency of such modifications.

3.	Subparagraph 6.5(b) shall be deleted in its entirety and the following Subparagraph 6.5(b) shall be substituted in lieu thereof:

(b) Investment Procedures. Participants may invest all or any portion of their Savings, Matched, Rollover and Profit Sharing Accounts in any one or more Funds (investment elections must be in increments of 1% and must total 100%). Investment elections may be made as of any business day by, if permitted, telephonic or electronic instruction to the Plan’s automated or internet-based response systems, or by filing a form prescribed for such purpose with the Administrator. All investment elections shall specify how the total balance in the Participant’s Savings, Matched, Rollover and Profit Sharing Accounts, as of the applicable date, as well as any future contributions, are to be allocated among the Funds. A Participant may specify that contributions made to his Accounts after an applicable date, together with income, gains or losses attributable to such contributions, shall be allocated among the Funds in a manner differing from the investment allocation of his balance in such accounts existing as of such date, together with income, gains or losses attributable to such account balance thereafter; provided, that in any subsequent change in investment instruction, the Participant shall indicate how his then existing account balance, including all previous contributions, is to be allocated among the Funds on and after the subsequent applicable date. Any such change shall be implemented as soon as practicable after the Administrator has received notice of the Participant’s investment change request.

4.	In all other respects, the Plan as originally adopted is hereby ratified and affirmed.

IN WITNESS WHEREOF, the Bank, by its duly authorized officer, has caused this Amendment No. Three to be executed as of the day and year first above written.

RESOURCE BANK

By:

Title:

AMENDMENT NO. FOUR TO THE

RESOURCE BANK STOCK AND 401 (k) SAVINGS PLAN

This Amendment No. Four is made this 1st day of December, 2004, by Resource Bank, a Virginia banking corporation (the “Bank”).

WHEREAS, pursuant to Section 9.2 of the Plan, the Bank is authorized to amend the Plan; and

NOW, THEREFORE, pursuant to Section 9.2 of the Plan, the following amendment is hereby made and shall be generally effective upon execution of this Amendment, unless otherwise specifically stated:

5.	Effective January 1, 2005, Paragraph 1.9 Break in Service is deleted in its entirety and replaced with the following:

“Break in Service” means any consecutive 365 day period following an Employee’s Date of Severance as defined in Paragraph 1.46(b)(6)(1) in which the Employee does not complete at least one Hour of Service.

6.	Effective January 1, 2005, Paragraph 1.46 Year of Service, subparagraph (b)(1) Vesting, is deleted in its entirety, and replaced with the following:

Vesting. For purposes of computing an Employee’s nonforfeitable percentage (i.e., his vested interest) in his Account pursuant to Paragraph 7.6, a Vesting Year of Service shall be credited based upon his Elapsed Time of employment irrespective of the number of hours actually worked during such Elapsed Time. A Vesting Year of Service (including a fraction thereof) will be credited for each completed 365 days of Elapsed Time which need not be consecutive. All periods of employment will be aggregated including Periods of Severance of less than 365 days. Service of any leased employee with the Employer or attributable to any employer aggregated with the Employer under Code §§ 414(b), (c) or (m) will be credited for vesting purposes regardless of that leased employee’s eligibility to participate in the Plan.

As a result of the shift from computing Vesting Years of Service based upon an Employee’s Hours of Service to an Employee’s Elapsed Time of employment, as of January 1, 2005, the Employee’s Vesting Years of Service under the Hours of Service method shall be converted into Vesting Years of Service under the Elapsed Time of employment method. As of December 31, 2004, an Employee shall be credited with a number of Vesting Years of Service equal to the number of Vesting Years of Service credited under the Hours of Service method. Subsequent Vesting Years of Service shall be credited under the Elapsed Time of employment method beginning January 1, 2005.

3.	Effective January 1, 2005, Paragraph 1.46 Year of Service, subparagraph (b)(5), No Double Vesting, is deleted in its entirety, and replaced with the following:

No Employee shall receive vesting credits for more than one Year of Service with respect to any 365 day period of employment, whether simultaneously employed by two or more Employers or employed by one or more Employers for portions of any 365 day period.

4.	Effective January 1, 2005, Paragraph 1.46 Year of Service, subparagraph (b)(6) Determining Service Based on Elapsed Time is hereby added to the Plan as follows:

The following rules and terms are used in determining service based on an Employee’s Elapsed Time of employment:

(1)	Date of Severance (Termination) - means the earlier of (i) the actual date an Employee resigns, is discharged, dies or retires, or (ii) the first anniversary of the date an Employee is absent from work (with or without pay) for any other reason, e.g., disability, vacation, leave of absence, layoff, etc.

(2)	Elapsed Time - means the total period of service that has elapsed between an Employee’s Employment Commencement Date and Date of Termination including Periods of Severance where a Break in Service does not occur.

(3)	Employment Commencement Date - means the date an Employee first performs one Hour of Service for the Employer.

(4)	Reemployment Commencement Date means the first date, following a Period of Severance which is not required to be considered under the Service rules, on which the Employee performs an Hour of Service for the Employer.

(5)	Period of Severance - is the time between the actual Date of Severance as defined above and the subsequent date, if any, on which the Employee performs an Hour of Service.

(6)	Exception for Leaves of Absence due to maternity or paternity reasons. Notwithstanding the foregoing, if any Employee is absent due to maternity or paternity reasons (pregnancy or birth of a child of such individual or the adoption of a child by such individual or for purposes of caring for such child immediately after birth or adoption) the Date of Severance (Termination) will be the first anniversary of the date such absence began and if the absence is for a period of more than 12 months, the 12-month period following the first anniversary of the date such absence began will not be treated as a period of Service or a Period of Severance.

(7)

Exception for absence due to Qualified Military Service - An individual who is reemployed by the Employer after a period of Qualified Military Service as defined in Chapter 43 of Title 38, United States Code and who is entitled to reemployment rights under Chapter 43, is treated as not having one or more Breaks-in-Service with the Employer by reason of such individual’s period of Qualified Military Service.

5.	Effective January 1, 2005, Paragraph 4.1(a) Savings Agreements is deleted in its entirety, and replaced with the following:

(a) Savings Agreement. A Participant who has satisfied the eligibility conditions of Paragraph 2.1 and become a Participant in the Plan may enter into a Savings Agreement with the Employer which will be effective as of the first payroll period beginning within fifteen (15) days after the Savings Agreement is filed with the Administrator, and which will be applicable, until amended or terminated, to all subsequent payroll periods. The terms of such Savings Agreement shall provide that the Participant agrees to accept a reduction in his taxable Compensation equal to either (i) a whole percentage of such Compensation between one percent (1%) and ninety percent (90%) of the Participant’s Compensation. In consideration of such agreement, the Employer will contribute to the Participant’s Savings Account an amount equal to the total amount by which the Participant’s taxable Compensation was reduced pursuant to his Savings Agreement. If a Participant’s Compensation shall increase or decrease after his completion of a Savings Agreement, the amount of his Payroll Savings Contributions shall be adjusted accordingly, provided that the Participant may, if he so designates on his Savings Agreement, limit his Payroll Savings Contribution percentage to a maximum dollar amount. The Employer shall deposit all Savings Contributions with the Trustee as of the earliest date on which such contributions can be reasonably segregated from the Employer’s general assets.

6.	Paragraph 5.3 Matching Contributions is deleted in its entirety, and replaced with the following:

5.3 Matching Contributions. Subject to all the conditions and provisions set forth in the Plan, the Employer shall, in its sole discretion, make Matching Contributions to the Trust at the end of each Plan Year in an amount equal to the percentage of each Participant’s Payroll Savings Contribution for such Plan Year set by the Board for such Plan Year, if any. Matching Contributions shall be allocated to each Participant who made Payroll Savings Contributions to the Plan during the Plan Year.

Matching Contributions, if made, shall be initially allocated to the Account of each Participant entitled to such Matching Contributions at the time that Payroll Savings Contributions are made, but shall be adjusted, if necessary, so that the amount of Matching Contributions made to a Participant’s Account are in an amount that is consistent with the language of the preceding paragraph.

7.	Paragraph 7.6 Severance of Employment, subparagraph (b) Forfeitures of Non-vested Accounts, is deleted in its entirety, and replaced with the following:

(b) Forfeitures of Non-vested Accounts. Any balance in a Participant’s Account which is not vested pursuant to subparagraph (a) above shall be forfeited at the end of the Plan Year which constitutes the fifth (5th) consecutive one-year Break in Service of the Participant. Notwithstanding the foregoing, if a Participant receives a distribution pursuant to Paragraph 7.8, any non-vested amounts shall be forfeited at the time the distribution is made. A Participant who terminates with a zero vested Account balance shall be deemed to have received an immediate distribution, and his Account balance forfeited. Any such forfeited amounts shall be used to pay Plan expenses and/or to reduce Employer Contributions.

8.	Paragraph 7.12(a) In-Service Distributions is deleted in its entirety, and replaced with the following:

(a) In-Service Distributions. In the case of “hardship,” as hereinafter defined, a Participant may apply to the Administrator for an in-service distribution equal to the lesser of (1) the balance of his Savings, Matched (accrued prior to April 1, 2000), and Rollover Accounts (exclusive of any earnings thereon) as of the Valuation Date preceding the date on which such application is received, or (2) the amount necessary to satisfy the financial need of the Participant. Notwithstanding the preceding sentence, in no event shall an in-service distribution on account of hardship be made in an amount less than $1,000. Any distribution made pursuant to this Paragraph shall be deemed to be made as of the Valuation Date immediately preceding the date of distribution.

9.	Paragraph 10.14 Expenses of Administration is hereby added to the Plan as follows:

Expenses of Administration. The Administrator does not and will not guarantee the Plan assets against loss. The Administrator may in its sole discretion, but will not be obligated to, pay the ordinary expenses of establishing the Plan, including the fees of administrators, record keepers, consultants, accountants and attorneys in connection therewith. The Administrator may in its sole discretion, but will not be obligated to, pay other costs and expenses of administering the Plan, the taxes imposed upon the Plan, if any, and the fees, charges or commissions with respect to the purchase and sale of Plan assets. Unless paid by the Administrator, such costs and expenses, taxes (if any), and fees, charges and commissions will be a charge upon Plan assets and deducted by the Trustee. To the extent any such expenses are directly attributable to a given Participant, such amounts may be a charge upon said Participant’s Account and deducted by the Trustee.

The Administrator may in its sole discretion, but will not be obligated to, pay the pro rata share of costs and expenses allocable to the Accounts of actively employed Participants only, and allow the remaining pro rata share allocable to the Accounts of terminated Participants to be a charge upon said Participants’ Accounts and deducted by the Trustee.

IN WITNESS WHEREOF, the Bank, by its duly authorized officer, has caused this instrument to be executed as of the date specified below.

RESOURCE BANK

Dated: December 1, 2004	By:	/s/ Debra C. Dyckman
	Title:	Executive Vice President

AMENDMENT NO. FIVE TO THE

RESOURCE BANK STOCK AND 401(k) SAVINGS PLAN

This Amendment is made this 27 day of October, 2005, by Resource Bank, a Virginia banking corporation (the “Bank”).

WHEREAS, pursuant to Section 9.2 of the Plan, the Bank is authorized to amend the Plan; and,

NOW, THEREFORE, pursuant to Section 9.2 of the Plan, the following amendment is hereby made and shall be generally effective upon execution of this Amendment, unless otherwise specifically stated:

Paragraph 7.11 Loans to Participants shall be amended to include the following:

Participant Loan Transfers will mean amounts transferred to the Plan from another plan that is qualified under Code Section 401(a) and 501(a) due to an acquisition or merger. Participant Loan Transfers will remain subject to any payment requirements, restrictions, limitations, and all other terms as provided under the transferor plan. The sole purpose of accepting loans from a transferor plan is in order for a Participant to avoid a distributable event.

IN WITNESS WHEREOF, the Bank, by its duly authorized officer has caused this instrument to be executed as of the date specified below.

RESOURCE BANK

Dated: October 27, 2005	By:	/s/ Debra C. Dyckman
	Title:	EVP

AMENDMENT NO. SIX TO THE

RESOURCE BANK STOCK AND 401(k) SAVINGS PLAN

This Amendment is made this 27 day of October, 2005, by Resource Bank, a Virginia banking corporation (the “Bank”).

WHEREAS, pursuant to Section 9.2 of the Plan, the Bank is authorized to amend the Plan; and,

NOW, THEREFORE, pursuant to Section 9.2 of the Plan, the following amendment is hereby made and shall be generally effective upon execution of this Amendment, unless otherwise specifically stated:

Effective March 28, 2005, Paragraph 7.8(b) Cash-out of Small Payments shall be deleted in its entirety and replaced with the following:

If a Participant terminates service and the value of his vested Account balance is not greater than $5,000, the Plan Administrator may direct that the Participant receive a distribution of the entire portion of such vested Account balance prior to his incurrence of five (5) consecutive one-year Breaks in Service without the Participant’s consent. In that event, the nonvested portion will be treated as a forfeiture as of the end of the Plan Year during which the distribution was made, subject to the reinstatement requirement of subparagraph 7.6(c) above.

In the event of a mandatory distribution greater than $1,000 that is made in accordance with the provisions of the Plan providing for an automatic distribution to a Participant without the Participant’s consent, if the Participant does not elect to have such distribution paid directly to an “eligible retirement plan” specified by the Participant in a direct rollover (in accordance with the direct rollover provisions of the Plan) or to receive the distribution directly, then the Plan Administrator shall pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.

IN WITNESS WHEREOF, the Bank, by its duly authorized officer has caused this instrument to be executed as of the date specified below.

RESOURCE BANK

Dated: October 27, 2005	By:	/s/ Debra C. Dyckman
	Title:	Executive Vice President